SUB-ITEMM 77D(1)

MFS Municipal Income Fund, a series of MFS Municipal Series Trust, changed its policy regarding investing 80% of its net assets from non-fundamental to fundamental and added disclosure regarding investing more than 25% in revenue bond in any one industry, as described in the prospectus, dated August 1, 2002, contained in Post-Effective Amendment No. 37 to the Registration Statement (File Nos. 2-92915 and 811-4096), as filed with the Securities and Exchange Commission via EDGAR on July 29, 2002. Such description is hereby incorporated by reference.